Exhibit 10.11

February 2, 2013

Mr. Enrique Salem

Dear Enrique,

On behalf of the Board of Directors (the “Board”) of FireEye, Inc. (the “Company”), we are pleased to inform you that our Board has nominated you for election as a member of our Board and member of the Board’s Compensation Committee. This offer is subject to final approval by the Board and election as a member of our Board and Compensation Committee.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member of the Company are prescribed by Delaware law, our charter documents as well as by the policies established by our Board from time to time. If the Company completes an initial public offering of its common stock, you should anticipate that your duties and responsibilities would increase as a result of being a director of a publicly traded company. In addition, you may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

From time to time, our Board may establish certain other committees to which it may delegate certain duties. You will be appointed by the Board to serve on the Compensation Committee and possibly additional committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in Milpitas, California. We would hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

It is expected that during the term of your Board membership with the Company you will not engage in any activities that would conflict with your obligations to the Company, including providing advice or otherwise providing services in any capacity (whether full time or part time) to any company that does next generation threat detection using virtual machine technology. In particular, should you take a role or position, including but not limited to director, advisor, consultant or employee, with any company that develops next generation threat detection using virtual machine technology, or should your firm invest in any such company, you agree to voluntarily resign from the Board, at which point any unvested stock or stock options held by you will automatically terminate and return to the Company.

If you decide to join the Board and to serve on the Compensation Committee, it will be recommended at the time of your election as a member of the Board that the Company grant you an option exercisable for 150,000 shares of common stock (the “Board Shares”) in consideration for your service as a member of the Board, member of the Compensation Committee and, potentially, a member of at least one other Board committee, at a price per share equal to the fair market value per share of the common stock on the date of grant, as determined by the Board. Such option grant will vest as to 1/3 of the shares subject to the option grant on the first anniversary of the grant date, with 1/36th of the shares subject to the option grant vesting at the end of each month thereafter, subject to you continuing to serve as a Board member and member of the Compensation Committee on each vesting date. In addition, it will be recommended at the time of your election as a member of the Board that the Company grant you an option exercisable for 50,000 shares of common stock at a price per share equal to the fair market value per share of the common stock on the date of grant, as determined by the Board. Such option grant will vest on the first anniversary of the grant date, subject to you continuing to serve as a Board member and member of the Compensation Committee on such vesting date.

Following a Change in Control (defined below), all shares subject to options granted in accordance with the foregoing provisions shall fully vest and become immediately exercisable. “Change of Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting

Mr. Enrique Salem

February 2, 2013

securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

In addition, if the Company completes an initial public offering of its common stock, we anticipate that you would receive a compensation package for your services to the Company as determined by the Board.

The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth above is subject to such future changes and modifications as the Board or its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation.

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies.

Please note that nothing in this letter or any agreement granting you equity stock options should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ David DeWalt

David DeWalt

Chairman and CEO

Acknowledged and agreed to

/s/ Enrique Salem

Enrique Salem